Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated December 23, 2011, relating to the financial statements and financial highlights which appears in the October 31, 2011 Annual Report to Shareholders of the Russell Investment Company U. S. Value Fund and U. S. Quantitative Equity Fund, which are also incorporated by reference into the Registration Statement.

We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Form of Agreement and Plan of Reorganization” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Seattle, Washington

July 2, 2012